Exhibit 99.1

Andeavor Logistics LP Reports Second Quarter 2017 Results

•	Net earnings increased 45% year-over-year to $110 million and EBITDA increased 37% to $229 million

•	Net cash from operating activities increased 36% to $117 million and distributable cash flow increased 40% to $177 million over 2016

•	Terminalling and Transportation segment operating income increased 78% from last year to a record $121 million and segment EBITDA increased 64% to a record $144 million

•	Raised quarterly distribution 15% year-over-year to $0.971 per limited partner unit

•	Continue to progress discussions related to a potential merger with Western Refining Logistics

•	Andeavor and Andeavor Logistics agreed to pursue a buy-in of the IDRs in exchange for units

SAN ANTONIO - August 8, 2017 - Andeavor Logistics LP (NYSE: ANDX) today reported second quarter net earnings of $110 million, or $0.63 per diluted common limited partner unit compared to $76 million, or $0.48 per diluted common limited partner unit a year ago. EBITDA for the second quarter 2017 was $229 million compared to $167 million last year. Net earnings and EBITDA for the second quarter 2017 include a $25 million net gain related to the sale of the Alaska Terminal, a $5 million negative impact related to a settlement of a customer claim and $2 million of integration costs.

The decision to sell the Alaska Terminal, with 209 thousand barrels of refined product storage capacity, was due to the Consent Decree associated with the Alaska Storage and Terminalling Assets acquisition from Andeavor (NYSE: ANDV) completed in 2016. The Alaska Terminal divestiture did not have a material impact on the Company’s revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2017	2016 (a)	2017	2016 (a)
Operating Income
Gathering and Processing	$51	$55	$113	$119
Terminalling and Transportation	121	68	219	131
Total Segment Operating Income	$172	$123	$332	$250
Net Earnings	$110	$76	$202	$161

Segment EBITDA (b)
Gathering and Processing	$91	$84	$192	$184
Terminalling and Transportation	144	88	263	171
Total Segment EBITDA (b)	$235	$172	455	355
EBITDA (b)	$229	$167	$439	$342

Net Cash From Operating Activities	$117	$86	$324	$242
Distributable Cash Flow (b)	$177	$126	$329	$268

Total Distributions to be Paid	$147	$123	$287	$231
Distribution Coverage Ratio (b)	1.20x	1.02x	1.15x	1.16x

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

(b)
For more information on EBITDA, Segment EBITDA, Distributable Cash Flow and Distribution Coverage Ratio, see “Non-GAAP Measures,” “Reconciliation of Amounts Reported under U.S. GAAP” and “Segment Reconciliation of Amounts Reported under U.S. GAAP”.

“We had solid results for the quarter led by higher than expected volumes in Terminalling and Transportation driven by strong demand,” said Greg Goff, Chairman and Chief Executive Officer of Andeavor Logistics’ general partner. “Gathering and Processing was negatively impacted by slower completion activity and the extended planned maintenance at Andeavor’s Mandan refinery during the quarter. We are seeing improved volumes in the third quarter driven by more drilling activity and no planned maintenance at Andeavor’s refineries.”

SEGMENT RESULTS
GATHERING AND PROCESSING. Gathering and Processing segment operating income was $51 million for the second quarter 2017 compared to $55 million last year. Segment EBITDA increased to $91 million from $84 million a year ago. Crude oil and water gathering throughput for the second quarter 2017 increased to 240 thousand barrels per day from 208 thousand barrels per day in 2016. The increase in volumes was primarily due to contributions from the North Dakota Gathering and Processing Assets acquisition and interconnections on the High Plains Pipeline System both completed in the first quarter 2017. The increase was partially offset by extended planned maintenance at Andeavor’s Mandan refinery, which not only impacted volume, but also the average crude oil and water revenue per barrel due to shorter pipeline haul movements. The total impact from the Mandan refinery planned maintenance was estimated to be $9 million of which $6 million was attributable to lower volumes and rates and $3 million was attributable to an extended hydrotest on a portion of the High Plains Pipeline. The hydrotest maintenance capital is expected to be fully reimbursed by Andeavor in 2018. Additionally, segment results included a $5 million negative impact related to a settlement of a legacy customer claim and $2 million of integration costs.

Gas gathering and processing throughput for the second quarter 2017 increased to 952 thousand MMBtu per day from 854 thousand MMBtu per day a year ago, due to contributions from the North Dakota Gathering and Processing Assets acquisition. Production of Natural Gas Liquids either under Keep Whole or Percent of Proceeds arrangements declined to 7.3 thousand barrels per day in the second quarter 2017 from 7.7 thousand barrels per day last year. The decline in volumes was primarily driven by production declines in the Rockies, slightly offset by the equity NGLs associated with the North Dakota Gathering and Processing Assets acquisition.

TERMINALLING AND TRANSPORTATION. Terminalling and Transportation segment operating income increased to $121 million for the second quarter 2017 from $68 million last year and segment EBITDA increased to $144 million from $88 million a year ago. The EBITDA increase includes a net gain of $25 million due to the successful sale of the Alaska Terminal.

Terminalling volumes improved to 1,059 thousand barrels per day from 1,015 thousand barrels per day a year ago. The increase in volumes was primarily driven by strong product demand and high refinery utilization generating higher throughput at the Company’s California marine terminals and contributions from the Northern California Terminalling and Storage Assets and Alaska Storage and Terminalling Assets acquisitions completed in 2016. Transportation pipeline volumes increased to 918 thousand barrels per day from 867 thousand barrels per day in 2016. The increase in volumes was attributable to increased activity in the Company’s southern California pipeline system.

BALANCE SHEET AND CASH FLOW
Net cash from operating activities was $117 million in the second quarter 2017 compared to $86 million in 2016. Distributable cash flow for the second quarter increased to $177 million from $126 million last year. The results include $28 million of proceeds related to the Alaska Terminal divestiture. The Company ended the second quarter 2017 with $20 million of cash. Andeavor Logistics has approximately $1.6 billion of availability under its revolving credit facilities.

Net capital expenditures for the second quarter 2017 were $34 million, which include $24 million of growth capital and $10 million of net maintenance capital. Andeavor Logistics continues to expect total 2017 net capital expenditures of $295 million, including $230 million of growth capital and $65 million of net maintenance capital.

On July 19, 2017, the Company announced its quarterly cash distribution of $0.971 per limited partnership unit or $3.88 on an annualized basis. The declared distribution represents a 15% increase over the second quarter 2016 distribution of $0.842 per limited partner unit paid on August 12, 2016. This also represents the 25th consecutive quarterly increase. The distribution coverage ratio was 1.20x for the second quarter and 1.15x year-to-date 2017.

STRATEGIC UPDATE
POTENTIAL MERGER AND IDR BUY-IN. During the quarter, Andeavor indicated it had authorized management to work with the board of directors and management of Andeavor Logistics to consider and begin to negotiate a merger of Andeavor Logistics and Western Refining Logistics (NYSE: WNRL) and change the capital structure of Andeavor Logistics with respect to the incentive distribution rights (IDRs).

After evaluating many options related to the IDRs, both Andeavor and Andeavor Logistics’ preferred approach is to pursue a buy-in in exchange for common units. Both transactions require approval of the board of directors of all three companies as well as the conflicts committees of both MLPs. Management believes it will be able to complete negotiations and announce the transactions during the third quarter 2017.

ORGANIC CAPITAL INVESTMENTS. Andeavor Logistics made progress on several organic expansion projects including the Los Angeles Refinery Interconnect Pipeline System and the Vermillion Compression project and was awarded several new Bakken projects. The South Coast Air Quality Management District (SCAQMD) certified the Environmental Impact Report (EIR) on May 12, 2017 for the Los Angeles Refinery Interconnect Pipeline System, and Andeavor expects to begin construction during the second half of 2017.

FULL YEAR 2017 GUIDANCE. Andeavor Logistics now expects the North Dakota Gathering and Processing Assets to contribute $60 to $70 million of annual net earnings and $95 to $105 million of annual EBITDA in 2017 based on current customer volumes. The Company expects the opportunity to acquire assets offered by Andeavor in the fourth quarter 2017, which could add an additional $30 to $40 million of annual earnings and $45 to $55 million of annual EBITDA. Due to the expected drop down timing, Andeavor Logistics now expects to achieve a run rate target of $525 million of annual net earnings and $1 billion in annual EBITDA for 2017.

PUBLIC INVITED TO LISTEN TO ANALYST CONFERENCE CALL
At 11:00 a.m. CT tomorrow morning, Andeavor Logistics will live broadcast its conference call with analysts regarding second quarter 2017 results and other business matters. Interested parties may listen to the conference call by logging on to http://www.andeavorlogistics.com.

ABOUT ANDEAVOR LOGISTICS LP
Andeavor Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. Andeavor Logistics owns and operates a network of crude oil, refined products and natural gas pipelines. Andeavor Logistics also owns and operates crude oil and refined products truck terminals, marine terminals and dedicated storage facilities. In addition, Andeavor Logistics owns and operates natural gas processing and fractionation complexes. Andeavor Logistics is a fee-based, growth oriented Delaware limited partnership formed by Andeavor and is headquartered in San Antonio, Texas.

This earnings release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation statements concerning: our operational, financial and growth strategies, including growing the business through asset optimization and strategic acquisitions; our ability to successfully effect those strategies and the expected timing and results thereof; our financial and operational outlook, and ability to fulfill that outlook; our financial position, liquidity and capital resources; 2017 projected annual net earnings and annual EBITDA; expectations regarding future economic and market conditions and their effects on our business; statements regarding the potential merger, consolidation or combination of Andeavor Logistics and WNRL and potential changes to the capital structure of Andeavor Logistics, and the expected timing thereof; statements regarding projects, including the Los Angeles Refinery Interconnect Pipeline System and the Vermillion Compression project, and the expected timing thereof; projected annual net earnings and annual EBITDA from the North Dakota Gathering and Processing Assets; expectations regarding future asset acquisitions from Andeavor, the timing thereof, and the expected annual earnings and annual EBITDA contributed thereby; expectations for 2017 capital expenditures, including the allocation thereof; the amount and timing of our cash distributions; and third quarter 2017 guidance and expectations. For more information concerning factors that could affect these statements, see our annual report on Form 10-K, quarterly reports on Form 10-Q, and other public filings and press releases, available at http://www.andeavorlogistics.com. We undertake no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise.
Contact:
Investors:
Andrew Woodward, Sr. Director, Finance and Investor Relations, (210) 626-7202

Media:
Andeavor Media Relations, media@andeavor.com, (210) 626-7702

ANDEAVOR LOGISTICS LP
THIRD QUARTER 2017 GUIDANCE (Unaudited)

Throughput
Gathering and Processing
NGL sales (Mbpd)	7.3 - 7.8
Gas gathering and processing throughput (thousands of MMBtu/d)	950 - 990
Crude oil and water gathering volume (Mbpd)	230 - 250

Terminalling and Transportation
Terminalling throughput (Mbpd)	1,065 - 1,115
Pipeline transportation throughput (Mbpd)	875 - 925

NON-GAAP MEASURES

As a supplement to our financial information presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), our management uses certain “non-GAAP” measures to analyze our results of operations, assess internal performance against budgeted and forecasted amounts and evaluate future impacts to our financial performance as a result of capital investments, acquisitions, divestitures and other strategic projects. These measures are important factors in assessing our operating results and profitability and include:

•	Financial non-GAAP measures:

◦	EBITDA—U.S. GAAP-based net earnings before interest, income taxes, and depreciation and amortization expense

◦	Segment EBITDA—a segment’s U.S. GAAP-based operating income before depreciation and amortization expense plus equity in earnings (loss) of equity method investments and other income (expense), net

•	Liquidity non-GAAP measures:

◦
Distributable Cash Flow—U.S. GAAP-based net cash flow from operating activities plus or minus changes in working capital, amounts spent on maintenance capital net of reimbursements and other adjustments not expected to settle in cash

◦	Distribution Coverage Ratio—Distributable Cash Flow divided by total distributions to be paid for the reporting period

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to:

•	our operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

Management also uses these measures to assess internal performance. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings, operating income and net cash from operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See the tables below for reconciliations between each non-GAAP financial measure and its most directly comparable U.S. GAAP financial measure.

ITEMS IMPACTING COMPARABILITY

The Partnership’s results of operations may not be comparable to the historical results of operations for the reasons described below.

ACQUISITIONS. On January 1, 2017, the Partnership acquired crude oil, natural gas and produced water gathering systems and two natural gas processing facilities (the “North Dakota Gathering and Processing Assets”). The North Dakota Gathering and Processing Assets include over 650 miles of crude oil, natural gas, and produced water gathering pipelines, 170 MMcf per day of natural gas processing and 18,700 barrels per day of fractionation capacity in the Sanish and Pronghorn fields of the Williston Basin in North Dakota. The operating results for this acquisition are reflected in our Gathering and Processing segment.

On November 21, 2016, we acquired certain terminalling and storage assets located in Martinez, California (the “Northern California Terminalling and Storage Assets”) purchased from subsidiaries of Andeavor. The Northern California Terminalling and Storage Assets include 5.8 million barrels of crude oil, feedstock, and refined product storage capacity at Andeavor’s Martinez Refinery along with the Avon marine terminal capable of handling 80,000 bpd of feedstock and refined product throughput. Additionally, on July 1 and September 16, 2016, the Partnership purchased certain terminalling and storage assets in Anchorage, Fairbanks and at Andeavor’s Kenai Refinery (together, the “Alaska Storage and Terminalling Assets”) owned by Andeavor. The storage assets include tankage with a shell capacity of approximately 3.5 million barrels and ancillary facilities used for the operations at Andeavor’s Kenai Refinery. The refined product terminals are located in Anchorage and Fairbanks. The operating results for these acquisitions from Andeavor are reflected in our Terminalling and Transportation segment.

PREDECESSOR IMPACTS. Our financial information includes the historical results of the acquired assets from Andeavor (“Predecessors”) and the results of Andeavor Logistics for all periods presented. The financial statements of our Predecessors have been prepared from the separate records maintained by Andeavor and may not necessarily be indicative of the conditions that would have existed or the results of operations if our Predecessors had been operated as an unaffiliated entity.

CHANGE IN SEGMENT PRESENTATION. We changed our operating segment presentation in the first quarter of 2017 to reflect our expanded gathering and processing assets and operations and how our chief operating decision maker manages our business. With the completion of the North Dakota Gathering and Processing Assets acquisition on January 1, 2017, our gathering and processing assets and operations expanded significantly and enhanced our ability to offer integrated gathering and processing services to our customers. Given the business’s focus on providing integrated services along with the revised reporting structure implemented by management to assess performance and make resource allocation decisions, we determined our operating segments, which are the same for reporting purposes, are the (i) Gathering and Processing segment and (ii) Terminalling and Transportation segment. Comparable prior period information for the newly presented Gathering and Processing segment has been recast to reflect our current presentation. No changes were deemed necessary to our Terminalling and Transportation segment. In addition, management revised its methodology for the allocation of corporate general and administrative expenses. Comparable prior period segment information has been recast to reflect our revised allocation methodology.

ANDEAVOR LOGISTICS LP
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In millions)

	June 30,	December 31,
	2017	2016
ASSETS
Current Assets
Cash and cash equivalents	$20	$688
Receivables, net of allowance for doubtful accounts	218	230
Prepayments and other current assets	16	20
Total Current Assets	254	938
Property, Plant and Equipment, Net	4,011	3,444
Other Noncurrent Assets, Net	1,574	1,478
Total Assets	$5,839	$5,860

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$119	$125
Accrued interest and financing costs	61	42
Other current liabilities	34	45
Total Current Liabilities	214	212
Debt, Net of Unamortized Issuance Costs	3,778	4,053
Other Noncurrent Liabilities	60	53
Equity	1,787	1,542
Total Liabilities and Equity	$5,839	$5,860

ANDEAVOR LOGISTICS LP
RESULTS OF OPERATIONS (Unaudited) (In millions, except per unit amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
Revenues
Gathering and Processing	$233	$150	$478	$312
Terminalling and Transportation	180	143	355	281
Total Revenues	413	293	833	593
Costs and Expenses
Cost of Sales	55	1	114	1
Operating expenses	132	106	258	216
General and administrative expenses	25	22	52	46
Depreciation and amortization expenses	60	46	118	92
(Gain) loss on asset disposals and impairments	(25)	—	(25)	1
Operating Income	166	118	316	237
Interest and financing costs, net	(59)	(45)	(119)	(89)
Equity in earnings of equity method investments	3	3	5	7
Other income, net	—	—	—	6
Net Earnings	$110	$76	$202	$161

Loss attributable to Predecessors	$—	$7	$—	$14
Net Earnings Attributable to Partners	110	83	202	175
General partner’s interest in net earnings, including incentive distribution rights	(40)	(36)	(77)	(68)
Limited Partners’ Interest in Net Earnings	$70	$47	$125	$107

Net Earnings per Limited Partner Unit:
Common - basic	$0.63	$0.48	$1.15	$1.12
Common - diluted	$0.63	$0.48	$1.15	$1.12

Weighted Average Limited Partner Units Outstanding:
Common units - basic	108.0	95.2	106.4	94.4
Common units - diluted	108.1	95.2	106.5	94.4

Cash Distributions Paid per Unit	$0.94	$0.81	$1.85	$1.59

(a)	Adjusted to include the historical results of the Predecessors. See “Items Impacting Comparability.”

ANDEAVOR LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
Earnings Before Income Taxes
Gathering and Processing	$51	$55	$113	$119
Terminalling and Transportation	121	68	219	131
Total Segment Operating Income	172	123	332	250
Unallocated general and administrative expenses	(6)	(5)	(16)	(13)
Operating Income	166	118	316	237
Interest and financing costs, net	(59)	(45)	(119)	(89)
Equity in earnings of equity method investments	3	3	5	7
Other income, net	—	—	—	6
Earnings Before Income Taxes	$110	$76	$202	$161
Depreciation and Amortization Expenses
Gathering and Processing	$37	$26	$74	$52
Terminalling and Transportation	23	20	44	40
Total Depreciation and Amortization Expenses	$60	$46	$118	$92
Segment EBITDA
Gathering and Processing	$91	$84	$192	$184
Terminalling and Transportation	144	88	263	171
Total Segment EBITDA	$235	$172	$455	$355
Capital Expenditures
Gathering and Processing	$21	$29	$39	$59
Terminalling and Transportation	24	31	51	61
Total Capital Expenditures	$45	$60	$90	$120

ANDEAVOR LOGISTICS LP
COMPONENTS OF CASH FLOWS (Unaudited) (in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
Cash Flows From (Used In)
Net earnings	$110	$76	$202	$161
Depreciation and amortization expenses	60	46	118	92
Changes in assets and liabilities	(37)	(42)	12	(31)
Other operating activities	(16)	6	(8)	20
Net Cash Flows from Operating Activities	117	86	324	242
Investing Activities	(10)	(86)	(731)	(178)
Financing Activities	(122)	678	(261)	602
Increase (Decrease) in Cash and Cash Equivalents	$(15)	$678	$(668)	$666

ANDEAVOR LOGISTICS LP
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions, except ratios)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
Reconciliation of Net Earnings to EBITDA
Net earnings	$110	$76	$202	$161
Depreciation and amortization expenses	60	46	118	92
Interest and financing costs, net of capitalized interest	59	45	119	89
EBITDA	$229	$167	$439	$342

Reconciliation of Net Cash from Operating Activities to Distributable Cash Flow
Net cash from operating activities	$117	$86	$324	$242
Changes in assets and liabilities	37	42	(12)	31
Predecessors impact	—	5	—	10
Maintenance capital expenditures (b)	(19)	(14)	(36)	(24)
Reimbursement for maintenance capital expenditures (b)	7	10	15	14
Proceeds from sale of assets	28	—	28	—
Other	7	(3)	10	(5)
Distributable Cash Flow	$177	$126	$329	$268

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Distributions to the partners of Andeavor Logistics
Limited partner’s distributions on common units	$105	$85	$206	$161
General partner’s distributions	3	2	6	4
General partner’s incentive distribution rights	39	36	75	66
Total Distributions to be Paid	$147	$123	$287	$231

Distribution Coverage Ratio	1.20x	1.02x	1.15x	1.16x

(b)
We adjust our reconciliation of distributable cash flows for maintenance capital expenditures, tank restoration costs and expenditures required to ensure the safety, reliability, integrity and regulatory compliance of our assets with an offset for any reimbursements received for such expenditures.

ANDEAVOR LOGISTICS LP
SEGMENT RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Reconciliation of Gathering and Processing Segment Operating Income to Segment EBITDA
Gathering and Processing segment operating income	$51	$55	$113	$119
Depreciation and amortization expenses	37	26	74	52
Equity in earnings of equity method investments	3	3	5	7
Other income, net	—	—	—	6
Gathering and Processing Segment EBITDA	$91	$84	$192	$184

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
Reconciliation of Terminalling and Transportation Segment Operating Income to Segment EBITDA
Terminalling and Transportation segment operating income	$121	$68	$219	$131
Depreciation and amortization expenses	23	20	44	40
Terminalling and Transportation Segment EBITDA	$144	$88	$263	$171

ANDEAVOR LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes, margin per barrel, revenue per barrel and revenue per MMBtu)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Gathering and Processing Segment
Revenues
NGL sales (d)	$81	$27	$164	$54
Gas gathering and processing	87	63	167	131
Crude oil and water gathering	34	32	73	67
Pass-thru and other (e)	31	28	74	60
Total Revenues	233	150	478	312
Costs and Expenses
Cost of NGL sales (d) (e)	56	1	115	1
Operating expenses (f)	79	59	156	122
General and administrative expenses	10	9	20	17
Depreciation and amortization expenses	37	26	74	52
Loss on asset disposals and impairments	—	—	—	1
Gathering and Processing Segment Operating Income	$51	$55	$113	$119
Volumes
NGL sales (Mbpd) (g)	7.3	7.7	7.4	8.1
Average margin on NGL sales per barrel (c) (d) (e)	$37.45	$36.69	$38.30	$35.54
Gas gathering and processing throughput (thousands of MMBtu/d)	952	854	952	878
Average gas gathering and processing revenue per MMBtu (c)	$1.00	$0.81	$0.97	$0.82
Crude oil and water gathering volume (Mbpd)	240	208	246	212
Average crude oil and water gathering revenue per barrel (c)	$1.55	$1.72	$1.64	$1.74

(c)	Management uses average margin per barrel, average revenue per MMBtu and average revenue per barrel to evaluate performance and compare profitability to other companies in the industry.

•	Average margin on natural gas liquids (“NGL”) sales per barrel - calculated as the difference between the NGL sales and the costs associated with the NGL sales divided by total NGL sales volumes.

•	Average gas gathering and processing revenue per MMBtu - calculated as total gathering and processing fee-based revenue divided by total gas gathering throughput.

•	Average crude oil and water gathering revenue per barrel - calculated as total crude oil and water gathering fee-based revenue divided by total crude oil and water gathering throughput.

•	Average terminalling revenue per barrel - calculated as total terminalling revenue divided by total terminalling throughput.

•	Average pipeline transportation revenue per barrel - calculated as total pipeline transportation revenue divided by total pipeline transportation throughput.
There are a variety of ways to calculate these measures; other companies may calculate these in a different way.

(d)
For the three months ended June 30, 2017 , Andeavor Logistics had 20.9 Mbpd of gross natural gas liquids (“NGL”) sales under percent of proceeds (“POP”) and keep-whole arrangements, of which Andeavor Logistics retained 7.3 Mbpd. For the six months ended June 30, 2017, Andeavor Logistics had 21.0 Mbpd of gross NGL sales under POP and keep-whole arrangements, of which Andeavor Logistics retained 7.4 Mbpd. The difference between gross sales barrels and barrels retained is reflected in cost of NGL sales resulting from the gross presentation required for the POP arrangements associated with the North Dakota Gathering and Processing Assets.

(e)
Included in cost of NGL sales for the six months ended June 30, 2017 were approximately $2 million of cost of sales related to crude oil volumes obtained in connection with the North Dakota Gathering and Processing Assets acquisition, respectively. There were no crude oil volumes included in cost of NGL sales for the three months ended June 30, 2017. The corresponding revenues were recognized in pass-thru and other revenue. As such, the calculation of the average margin on NGL sales per barrel excludes this amount.

(f)
Operating expenses include an imbalance settlement gain of $1 million and $3 million for the three and six months ended June 30, 2017, respectively and $1 million for both the three and six months ended June 30, 2016.

(g)	Volumes represent barrels sold under our keep-whole arrangements, net barrels retained under our POP arrangements and other associated products.

ANDEAVOR LOGISTICS LP
SELECTED OPERATING SEGMENT DATA (Unaudited)
(In millions, except volumes and revenue per barrel)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
Terminalling and Transportation Segment
Revenues
Terminalling	$147	$112	$292	$220
Pipeline transportation	33	31	63	61
Total Revenues	180	143	355	281
Costs and Expenses
Operating expenses (h)	53	48	102	95
General and administrative expenses	8	7	15	15
Depreciation and amortization expenses	23	20	44	40
Gain on asset disposals and impairments	(25)	—	(25)	—
Terminalling and Transportation Segment Operating Income	$121	$68	$219	$131
Volumes
Terminalling throughput (Mbpd)	1,059	1,015	1,039	964
Average terminalling revenue per barrel (c)	$1.53	$1.21	$1.55	$1.26
Pipeline transportation throughput (Mbpd)	918	867	876	845
Average pipeline transportation revenue per barrel (c)	$0.40	$0.40	$0.40	$0.40

(h)
Operating expenses include an imbalance settlement gain of $1 million and $2 million for the three and six months ended June 30, 2017, respectively and $1 million and $2 million for the three and six months ended June 30, 2016, respectively.

ANDEAVOR LOGISTICS LP
SELECTED FINANCIAL DATA (Unaudited) (In millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
Capital Expenditures (i)
Growth	$30	$49	$61	$100
Maintenance	15	11	29	20
Total Capital Expenditures	$45	$60	$90	$120

Capital Expenditures, Net of Reimbursements (i)
Growth	$24	$49	$44	$99
Maintenance	10	4	20	10
Total Capital Expenditures, Net of Reimbursements	$34	$53	$64	$109

(i)
Total capital expenditures include spending related to the Predecessors prior to each respective acquisition date. The Predecessor expenditures related to growth capital projects totaled $18 million and $37 million for the three and six months ended June 30, 2016.

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016 (a)	2017	2016 (a)
General and Administrative Expenses
Gathering and Processing	$10	$9	$20	$17
Terminalling and Transportation	8	7	15	15
Unallocated	7	6	17	14
Total General and Administrative Expenses	$25	$22	$52	$46

ANDEAVOR LOGISTICS LP
RECONCILIATION OF EBITDA TO AMOUNTS UNDER U.S. GAAP (Unaudited) (In millions)

2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$525
Add: Depreciation and amortization expenses	235
Add: Interest and financing costs, net	240
Projected Annual EBITDA	$1,000

	North Dakota Gathering and Processing Asset Acquisition	Added Acquisition Opportunity
2017 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$ 60 - 70	$ 30 - 40
Add: Depreciation and amortization expenses	35	15
Projected Annual EBITDA	$ 95 - 105	$ 45 - 55

Los Angeles Refinery Interconnect Pipeline
2018 Expected Annual EBITDA
Reconciliation of Projected Net Earnings to Projected Annual EBITDA
Projected net earnings	$ 15 - 18
Add: Depreciation and amortization expenses	7
Projected Annual EBITDA	$ 22 - 25

FORWARD LOOKING STATEMENTS
This communication contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. Words such as “may,” “will,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the proposed acquisition by Andeavor Logistics LP (“ANDX”) of Western Refining Logistics, LP (“WNRL”), synergies and the shareholder value to result from the combined company, and the proposed buy-in of ANDX’s incentive distribution rights by Andeavor (“ANDV”) in exchange for common units of ANDX. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. For example, the negotiation and execution, and the terms and conditions, of definitive agreements relating to the proposed transactions and the ability of ANDX, WNRL and/or ANDV, as applicable, to enter into or consummate such agreements, the risk that the proposed transactions do not occur, expected timing and likelihood of completion of the proposed transactions, including the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the proposed acquisition that could reduce anticipated benefits or cause the parties to abandon the transactions, the ability to successfully integrate the businesses, the occurrence of any event, change or other circumstances that could cause the parties to abandon the transactions, risks related to disruption of management time from ongoing business operations due to the proposed transactions, the risk that any announcements relating to the proposed transactions could have adverse effects on the market price of ANDX’s common units, WNRL’s common units or ANDV’s common stock, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of ANDX, WNRL and ANDV to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, the risk that the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies, the risk that the combined company may not buy back shares, the risk of the amount of any future dividend ANDX may pay, and other factors. All such factors are difficult to predict and are beyond ANDX’s, WNRL’s or ANDV’s control, including those detailed in ANDX’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on ANDX’s website at http://andeavorlogistics.com/ and on the SEC’s website at http://www.sec.gov, those detailed in WNRL’s annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K that are available on WNRL’s website at http://www.wnrl.com and on the SEC website at http://www.sec.gov, and those detailed in ANDV’s website at http://www.andeavor.com and on the SEC website at http://www.sec.gov. ANDX’s, WNRL’s and ANDV’s forward-looking statements are based on assumptions that ANDX, WNRL and ANDV believe to be reasonable but that may not prove to be accurate. ANDX, WNRL and ANDV undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, except as required by applicable law or regulation. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

No Offer or Solicitation:

This communication relates to a proposed business combination between WNRL and ANDX and the proposed transaction between ANDX and ANDV. This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, any securities in any jurisdiction pursuant to the proposed transactions or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It:

In the event that the parties enter into definitive agreements with respect to the proposed transactions, ANDX and WNRL intend to file a registration statement on Form S-4, containing a consent statement/prospectus (the “S-4”) with the SEC. This communication is not a substitute for the registration statement, definitive consent statement/prospectus or any other documents that ANDX, WNRL or ANDV may file with the SEC or send to unitholders in connection with the proposed transaction. UNITHOLDERS OF ANDX AND WNRL AND SHAREHOLDERS OF ANDV ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE FORM S-4 AND THE DEFINITIVE CONSENT STATEMENT/PROSPECTUS INCLUDED THEREIN IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED

TRANSACTION. When available, investors and security holders will be able to obtain copies of these documents, including the consent statement/prospectus, and any other documents that may be filed with the SEC in the event that the parties enter into definitive agreements with respect to the proposed transactions free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by ANDX will be made available free of charge on ANDX’s website at http://andeavorlogistics.com/ or by contacting ANDX’s Investor Relations Department by phone at 1-800-837-6768. Copies of documents filed with the SEC by WNRL will be made available free of charge on WNRL’s website at http://www.wnrl.com or by contacting WNRL’s Investor Relations Department by phone at 1-800-837-6768. Copies of documents filed with the SEC by ANDV will be made available free of charge on ANDV’s website at http://www.andeavor.com or by contacting ANDV’s Investor Relations Department by phone at 1-800-837-6768.